Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-82124) and Form S-8 (File Nos. 333-41360, 333-68306, 333-122787 and 333-129008) of Mediacom Communications Corporation of our report dated March 15, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
New York, New York
March 15, 2006